Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS
SECOND QUARTER 2016 RESULTS

Second Quarter Earnings Highlights

•

Net income attributable to common stockholders was $7.0 million or $0.16 per diluted common share, compared with income of $50.6 million or $0.18 per diluted share for the second quarter 2015. Second quarter 2016 Adjusted net income increased $43.1 million to $67.3 million, compared to Adjusted net income of $24.2 million for the second quarter of 2015. The increase in Adjusted net income is primarily due to higher earnings from contracted sales at our Waiea and Anaha condominium projects, income growth from our recently completed commercial properties as they continue to stabilize and higher residential land sales. Adjusted net income is net income attributable to common shareholders excluding non-cash warrant (losses) gains and after-tax depreciation and amortization expense.

•

Operating Assets Segment EBT increased by $14.2 million to $8.1 million. NOI from our income-producing Operating Assets increased $7.8 million or 27.1%, to $36.3 million for the second quarter 2016, compared to $28.5 million for the second quarter 2015, primarily due to increased NOI from the ongoing stabilization of multiple commercial property developments opened throughout 2015 and early 2016.

•

MPC land sales revenue for the second quarter 2016 was $61.1 million, an increase of $15.7 million compared to land sales revenue of $45.4 million for the second quarter 2015. MPC land sales closed in the second quarter 2016, which excludes deferred revenue and revenue recognized from SID bond transfers, decreased (27.6)% or $(12.9) million, to $33.9 million compared to $46.8 million closed for the second quarter 2015. The decrease in dollar volume of land sale closings during the second quarter 2016 is primarily due to an $(8.3) million and $(7.7) million decrease at Summerlin and The Woodlands, respectively, partially offset by a $3.2 million increase at Bridgeland. The decrease at Summerlin relates to the timing of superpad closings. The housing market at Summerlin remains strong. The Woodlands, which develops and sells lots priced at the upper end of the Houston residential market, continues to experience a slowdown in housing activity due to ongoing economic uncertainty and high levels of homebuilder inventory in its market. At Bridgeland, land sales closings and absorption rates have increased over the prior year period due to stronger demand for more affordable lots.

The Howard Hughes Corporation Property and Financing Highlights

•

During the second quarter 2016, closed on $48.2 million in land sales at The Summit, our luxury golf course joint venture development within Summerlin, and recognized $8.9 million in earnings from this venture. As of July 22, 2016, contracted land sales since inception total $177.5 million.

•

Pre-leased 57.7% of Two Merriweather, a 130,000 square foot Class A office building in Downtown Columbia. Construction is scheduled to begin in the third quarter 2016, and we are currently pursuing financing for this project.

•

On schedule to complete and close on contracted residential condominium units at Waiea in Ward Village in the fourth quarter this year. 158 of the 174 total units are under contract as of July 13, 2016, representing 90.8% of total units and 85.7% of the total residential square feet available for sale. We continued construction and sales for Anaha, with 292 of the 317 total units under contract, representing 92.1% of total units and 85.4% of the total residential square feet available for sale. Anaha is scheduled to be completed in the summer of 2017.

•

Continued construction on Ae‘o, which is the third of the four mixed-use market rate residential towers planned for the first phase of the Ward Village development and expected to be completed by late 2018. Whole Foods Market has pre-leased 80.6% of the retail space in this tower. As of July 13, 2016, 241 of Ae‘o’s 466 total units available for sale are under contract, representing 51.7% of total units and 44.9 % of the total residential square feet available for sale.

•

Purchased our joint venture partner’s 18.6% interest in Millennium Woodlands Phase II for $4.0 million on July 20, 2016. Simultaneously with the buyout, we refinanced the joint venture’s existing $37.7 million loan with a $42.5 million fixed rate loan at 3.39% maturing August 1, 2028.

•	Recognized $10.5 million in earnings in the second quarter 2016 for our Circle T Ranch and Power Center joint ventures.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset.

DALLAS, August 8, 2016 - The Howard Hughes Corporation® (NYSE: HHC) (the “Company”) today announced its results for the second quarter 2016.

For the three months ended June 30, 2016, net income attributable to common stockholders was $7.0 million or $0.16 per diluted common share, compared with $50.6 million or $0.18 per diluted common share for the same period in 2015. Second quarter 2016 net income attributable to common stockholders includes a non-cash $44.2 million warrant loss and $16.2 million of after-tax depreciation and amortization expense. Excluding these non-cash items, Adjusted net income attributable to common stockholders was $67.3 million or $1.58 per diluted common share. For the second quarter 2015, Adjusted net income attributable to common stockholders was $24.2 million or $0.56 per diluted common share, excluding a $42.6 million non-cash warrant gain and $16.3 million of non-cash after-tax depreciation and amortization expense.

For the six months ended June 30, 2016, net income attributable to common stockholders was $150.7 million or $3.53 per diluted common share, compared with net loss attributable to common stockholders of $(55.4) million or $(1.40) per diluted common share for the same period in 2015. For the six months ended 2016 net income attributable to common stockholders includes a non-cash $14.3 million warrant loss and $31.2 million of after-tax depreciation and amortization expense. Excluding these non-cash items, Adjusted net income attributable to common stockholders was $196.2 million or $4.60 per diluted common share. For the six months ended 2015, Adjusted net income attributable to common stockholders was $41.1 million or $1.04 per diluted common share, excluding a $66.2 million non-cash warrant loss and $30.3 million of non-cash after-tax depreciation and amortization expense.

As we complete and place our developments into service, non-cash depreciation and amortization expense associated with these cash-flowing commercial real estate properties is a more material and growing component of our net income. Adjusted net income is a non-GAAP measure that excludes depreciation and amortization expense and non-cash warrant liability gains and losses. Please see reconciliation of Adjusted Net Income to Net Income (loss) attributable to common stockholders on page 9 of this earnings release.

David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation, stated, “Significant contributions from each of our three business segments drove strong earnings results this quarter.  In particular, residential condominium sales volume at Ward Village continues to demonstrate the desirability of our community and the high quality product that we are developing in Honolulu. NOI from our operating assets is increasing over prior periods as our recently-developed properties stabilize. I am especially pleased that our commercial properties in The Woodlands have continued to generate steady and growing earnings for the company, with no credit issues to date, throughout challenging economic conditions in the overall Houston market.”

Mr. Weinreb continued, “The Summerlin master planned community in Las Vegas remains robust. Summerlin’s results are complemented by the early success and positive momentum in residential lot sales at The Summit, our joint venture with Discovery Land Company, which is developing a luxury golf course community within Summerlin. Furthermore, home sales activity is accelerating at the Bridgeland master planned community in Houston, as the market for moderately-priced housing strengthens. The stronger housing market is consequently driving demand for residential land in this community.”

Business Segment Operating Results

Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset. All development cost estimates presented herein are exclusive of land costs.

Operating Assets Segment Highlights

NOI from our income-producing Operating Assets are presented in our Supplemental Information to this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss) and Adjusted Net Income to Net Income, please refer to the Supplemental Information contained in this earnings release.

Operating assets segment earnings before taxes (EBT) increased $14.2 million to $8.1 million, compared to $(6.0) million for the second quarter 2015.

NOI from our combined retail, office, multi-family and hospitality properties, including our share of NOI from our non-consolidated equity-method ventures (our “income-producing Operating Assets”) increased $7.8 million or 27.1%, to $36.3 million for the second quarter 2016, compared to Adjusted NOI from our income-producing Operating Assets of $28.5 million for the second quarter 2015. These amounts exclude NOI from properties that are substantially closed for redevelopment and properties sold during the periods.

The increase in NOI from income-producing Operating Assets in the second quarter 2016 compared to the second quarter 2015 is primarily driven by increased NOI relating to our Downtown Summerlin and Hughes Landing Retail properties as well as ONE Summerlin and Two Hughes Landing office properties, One Lakes Edge multi-family property and two new hospitality properties, The Westin at The Woodlands and Embassy Suites at Hughes Landing. These increases are offset by decreases in Outlet Collection at Riverwalk due to higher than normal tenant reimbursements in 2015 and expected NOI losses in the current stabilization period of newly-in-service 1725-1735 Hughes Landing while the tenant is in a free-rent period which ends later this year.

Master Planned Communities Segment Highlights

Land sales closed in our MPC segment for the three months ended June 30, 2016 decreased $12.9 million or 27.6% to $33.9 million, compared to $46.8 million for the same period in 2015. Land sales revenue of $61.1 million recognized for three months ended June 30, 2016 included $23.5 million in revenue from closings in prior periods which was previously deferred and that met criteria for recognition in the current quarter. Land sales closed in our MPC segment for the six months ended June 30, 2016 increased $1.6 million or 1.7% to $93.1 million compared to $91.5 million for the same period in 2015. Land sales revenue of $103.0 million recognized for six months ended June 30, 2016 included $6.2 million in revenue from closings in prior periods which was previously deferred and that met criteria for recognition in the current year.

Bridgeland’s land sales for the three and six months ended June 30, 2016 were substantially higher compared to the same periods in 2015 due to increased demand from homebuilders. Although the greater Houston market remains impacted by ongoing economic challenges caused by low oil prices, the Bridgeland MPC is improving compared to prior periods as demand for mid-priced residential housing improved during the second quarter 2016. For the three and six months ended June 30, 2016, Bridgeland sold 12.9 and 24.0 residential acres, respectively, compared to 3.7 and 15.5 acres for the same periods in 2015. The average price per residential acre for single-family – detached product decreased for the three and six months ended June 30, 2016 compared to 2015, by 10.6% and 5.6%, respectively. The decrease is attributable to a slight reduction in our lot pricing to respond to the Bridgeland submarket demand for more moderately priced lots and to the mix of lot sizes that were sold in the respective periods. For the three and six months ended June 30, 2016, there were a larger percentage of smaller, lower priced lots sold than in the same periods in 2015. There were 100 and 170 new home sales at Bridgeland for the three and six months ended June 30, 2016, representing an increase of 63.9% and 57.4%, respectively, compared to the same periods in 2015. For the three months ended June 30, 2016, the median price of new homes sold in Bridgeland was $316,000, a 23.9% decrease compared to $415,000 for the same period in 2015. The median price of new homes sold in the six months ended June 30, 2016 decreased 20.3% to $329,000 compared to $413,000 for the same period in 2015.

Summerlin’s land sales for the three months ended June 30, 2016 were lower compared to the same period in 2015 because second quarter 2015 included the sale of a high-end superpad in The Ridges, Summerlin’s exclusive gated community. The average price per superpad acre sold for the three months ended June 30, 2016 was $505,000 compared to $563,000 for the same period in 2015, a reduction of 10.3% primarily due to this superpad sale. Summerlin’s land sales for the six months ended June 30, 2016 were higher compared to the same period in 2015 primarily due to a $40 million bulk sale to a homebuilder for a large parcel in the first quarter 2016. This sale was unique as the homebuilder will be responsible for installing roads, utilities and drainage facilities to the village, and Summerlin is not obligated to incur any development costs within the boundaries of the parcel. The Summerlin market remains strong. Summerlin had 201 and 350 new home sales for the three and six months ended June 30, 2016, respectively, representing a 9.8% and 7.0% increase compared to 183 and 327 new home sales for the three and six months ended June 30, 2015, respectively. For the three months ended June 30, 2016, the median price of new homes sold in Summerlin increased 0.2% to $538,000 compared to $537,000 for the same period in 2015. The median price of new homes sold in Summerlin increased 1.7% to $544,000 for the six months ended June 30, 2016 compared to $535,000 for the same period in 2015.

Land development at The Summit, our joint venture with Discovery Land, continues to progress on schedule. For the three months ended June 30, 2016, 17 custom residential lots have been sold, and we recognized $8.9 million of earnings from this venture in the second quarter 2016 compared to no earnings in the second quarter 2015.

The Woodlands total residential land sales for the three and six months ended June 30, 2016 decreased to 2.3 and 6.4 acres, respectively, compared to 12.2 and 22.8 acres for the same periods in 2015. The average price per residential acre for single-family - detached product increased 4.3% for the three months ended June 30, 2016 and decreased 4.4% for the six months ended June 30, 2016 compared to the same periods in 2015, respectively, primarily due to the mix of lots sold. The decrease in acreage sold for the three and six months ended June 30, 2016 compared to the same periods in 2015 is attributable to homebuilder caution on expanding their land inventory given the continued slow absorption of higher priced lots and homes, reduced demand for new homes and increased builder lot inventory. The economic uncertainty in The Woodlands submarket is driven by continued low oil prices and declining job growth. There were 61 and 117 new home sales in The Woodlands for the three and six months ended June 30, 2016, respectively, representing a 26.5% and 29.9% decrease compared to the 83 and 167 new home sales for the same periods in 2015. For the three months ended June 30, 2016, the median price of new homes sold in The Woodlands decreased 4.1% to $559,000 compared to $583,000 for the same period in 2015. The median price of new homes sold in the six months ended June 30, 2016 increased 0.5% to $553,000 compared to $550,000 for the same period in 2015.

Strategic Developments Segment Highlights

The increase in condominium rights and unit sales for the second quarter 2016 as compared to the same period in 2015 is primarily due to revenue recognition at our Anaha condominium project for which we began recognizing revenue in the second quarter 2015. Waiea and Anaha continue to advance towards completion resulting in additional revenue recognition under the percentage of completion method of accounting.

Waiea has 174 total units, of which 90.8% have been contracted as of July 13, 2016. These contracted sales represent 85.7% of the total residential square feet available for sale. Total development costs are expected to be approximately $403 million, and as of June 30, 2016, we have incurred $303.5 million of development costs. We expect to complete the project by the end of 2016.

Anaha has 317 total units, of which 92.1% have been contracted as of July 13, 2016. These contracted sales represent 85.4% of the total residential square feet available for sale. Total development costs are expected to be approximately $401 million, and as of June 30, 2016, we have incurred $170.2 million of development costs. We expect to complete the tower in the second quarter of 2017.

Construction of Ae‘o and the flagship Whole Foods Market, located on the same block, began in February 2016, with completion scheduled in late 2018. Pre-sales are ongoing, and as of July 13, 2016, 51.7% of the 466 total units available for sale were under contract, representing 44.9% of the total residential square feet available for sale. Total development costs are expected to be approximately $430 million, and we have incurred $39.2 million of development costs as of June 30, 2016. To date, we have not met all the necessary requirements to begin recognizing revenue on the percentage of completion method.

In March 2016, we received approval from the Hawai‘i Real Estate Commission to market the sale of our workforce residential tower, Ke Kilohana. The tower will consist of 424 residences, 375 of which are offered to local residents of Hawai‘i who meet certain maximum income and net worth requirements. Pre-sales on the workforce units began in the first quarter 2016 and 100% of the units are under contract as of June 30, 2016. The market rate units began public pre-sales in late July 2016. Total development costs are expected to be approximately $219 million, and as of June 30, 2016, we have incurred $10.5 million of pre-development costs on this project.

We began construction of One Merriweather, a Class A office building and the adjacent garage during the fourth quarter 2015 and anticipate completion of the project in the fourth quarter 2016. Total estimated development costs are approximately $78 million, inclusive of approximately $15 million of construction costs related to the parking garage. As of June 30, 2016 we have incurred $37.0 million of development costs. As of July 13, 2016, 49.0% of the building is pre-leased to MedStar Health, the largest healthcare provider in the region.

We expect to begin construction of Two Merriweather, a Class A mixed-use office building, in the third quarter 2016. Two Merriweather will consist of 100,000 square feet of office and 30,000 square feet of retail space. Total estimated development costs are approximately $41 million. As of June 30, 2016, we have incurred $0.6 million of development costs. As of July 13, 2016, 57.7% of the total project and 75.0% of the office space is pre-leased. We are currently seeking financing for this project.

In the first quarter 2016, our m.flats joint venture with Kettler located in Downtown Columbia began construction on a 437-unit, Class A multi-family project with 29,000 square feet of ground floor retail. We anticipate the first units will be available for rent in the first quarter 2017. Total development costs are expected to be approximately $108 million, of which the venture had incurred $17.2 million as of June 30, 2016. We contributed $2.4 million in the three months ended June 30, 2016 and we are required to fund an additional $3.9 million into this joint venture.

For a more complete description of the status of our developments, please refer to “Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 32 of our Form 10-Q for the three and six months ended June 30, 2016.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com, or find us on Facebook,  Twitter,  Instagram, and LinkedIn.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize”, “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts

Caryn Kboudi

The Howard Hughes Corporation

caryn.kboudi@howardhughes.com

214.741.7744

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2016	2015	2016	2015
Revenues:
Condominium rights and unit sales	$125,112	$86,513	$247,206	$121,370
Master Planned Community land sales	61,098	45,433	103,040	93,514
Minimum rents	42,036	36,989	83,345	72,183
Builder price participation	6,501	7,907	11,148	13,605
Tenant recoveries	10,923	10,701	21,451	20,368
Hospitality revenues	19,129	11,481	32,038	23,484
Other land revenues	2,759	3,145	5,792	6,438
Other rental and property revenues	4,593	6,994	7,797	13,291
Total revenues	272,151	209,163	511,817	364,253

Expenses and other income:
Condominium rights and unit cost of sales	79,726	56,765	154,541	79,174
Master Planned Community cost of sales	29,008	24,236	44,696	48,132
Master Planned Community operations	7,806	11,963	17,400	21,946
Other property operating costs	15,236	19,634	30,978	37,779
Rental property real estate taxes	7,329	6,568	14,077	12,768
Rental property maintenance costs	2,753	2,900	5,885	5,644
Hospitality costs	14,242	8,893	24,717	17,971
Provision for doubtful accounts	(352)	1,266	2,689	2,075
Demolition costs	490	1,496	962	1,613
Development-related marketing costs	6,339	5,594	10,870	11,837
General and administrative	20,053	19,606	40,377	38,569
Other income, net	(9,067)	(399)	(9,426)	(1,863)
Gain on sale of 80 South Street Assemblage	—	—	(140,479)	—
Depreciation and amortization	24,952	25,069	47,924	46,579
Total expenses, net of other income	198,515	183,591	245,211	322,224

Operating income	73,636	25,572	266,606	42,029

Interest income	435	271	704	407
Interest expense	(16,533)	(14,685)	(32,526)	(27,931)
Warrant liability (loss) gain	(44,150)	42,620	(14,330)	(66,190)
Equity in earnings from Real Estate and Other Affiliates	20,275	1,081	22,207	2,869
Income (loss) before taxes	33,663	54,859	242,661	(48,816)
Provision for income taxes	26,693	4,274	91,926	6,558
Net income (loss)	6,970	50,585	150,735	(55,374)
Net income attributable to noncontrolling interests	—	(12)	—	(12)
Net income (loss) attributable to common stockholders	$6,970	$50,573	$150,735	$(55,386)

Basic income (loss) per share:	$0.18	$1.28	$3.82	$(1.40)

Diluted income (loss) per share:	$0.16	$0.18	$3.53	$(1.40)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
(In thousands, except share amounts)	2016	2015
Assets:
Investment in real estate:
Master Planned Community assets	$1,652,056	$1,642,842
Land	315,617	322,462
Buildings and equipment	1,910,016	1,772,401
Less: accumulated depreciation	(271,451)	(232,969)
Developments	915,157	1,036,927
Net property and equipment	4,521,395	4,541,663
Investment in Real Estate and Other Affiliates	65,834	57,811
Net investment in real estate	4,587,229	4,599,474
Cash and cash equivalents	670,800	445,301
Accounts receivable, net	40,152	32,203
Municipal Utility District receivables, net	163,639	139,946
Notes receivable, net	69	1,664
Tax indemnity receivable, including interest	—	—
Deferred expenses, net	63,099	61,804
Prepaid expenses and other assets, net	692,631	441,190
Total assets	$6,217,619	$5,721,582

Liabilities:
Mortgages, notes and loans payable	$2,651,805	$2,443,962
Deferred tax liabilities	158,177	89,221
Warrant liabilities	322,090	307,760
Uncertain tax position liability	9,588	1,396
Accounts payable and accrued expenses	572,772	515,354
Total liabilities	3,714,432	3,357,693

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,846,036 shares issued and 39,833,975 outstanding as of June 30, 2016 and 39,714,838 shares issued and outstanding as of December 31, 2015	398	398
Additional paid-in capital	2,853,880	2,847,823
Accumulated deficit	(329,480)	(480,215)
Accumulated other comprehensive loss	(24,152)	(7,889)
Treasury stock, at cost, 12,061 shares as of June 30, 2016 and 0 shares as of December 31, 2015	(1,231)	—
Total stockholders' equity	2,499,415	2,360,117
Noncontrolling interests	3,772	3,772
Total equity	2,503,187	2,363,889
Total liabilities and equity	$6,217,619	$5,721,582

Supplemental Information

June 30, 2016

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”). REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and corporate interest and depreciation expense, provision for income taxes, warrant liability gain (loss), other income, and gains on sales relating to operating properties. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP income (loss) before taxes	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2016	2015	2016	2015
REP EBT	$106,170	$46,171	$320,023	$83,985
General and administrative	(20,053)	(19,606)	(40,377)	(38,569)
Corporate interest expense, net	(13,023)	(13,235)	(26,097)	(26,447)
Warrant liability gain (loss)	(44,150)	42,620	(14,330)	(66,190)
Corporate other income, net	6,317	396	6,069	1,529
Corporate depreciation and amortization	(1,598)	(1,487)	(2,627)	(3,124)
Income (loss) before taxes	$33,663	$54,859	$242,661	$(48,816)

We also adjust GAAP net income (loss) for non-cash warrant liability gains and losses and depreciation and amortization. The presentation of Adjusted net income is consistent with other companies in the real estate business who also typically report an earnings measure that excludes depreciation and amortization and other non-operating related items.

Reconciliation of Adjusted net income to Net income	Three Months Ended June 30,		Six Months Ended June 30,
(loss) attributable to common stockholders	2016	2015	2016	2015
(In thousands)
Adjusted Net Income	$67,339	$24,248	$196,216	$41,080
Depreciation and amortization, net of tax	(16,219)	(16,295)	(31,151)	(30,276)
Warrant liability gain (loss)	(44,150)	42,620	(14,330)	(66,190)
Net income (loss) attributable to common stockholders	$6,970	$50,573	$150,735	$(55,386)

Summary of MPC Land Sales Closed in the Three Months Ended June 30,
	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
($ In thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Bridgeland
Residential
Single family - detached	$4,656	$1,495	12.9	3.7	68	19	$361	$404	$68	$79
Total	4,656	1,495	12.9	3.7	68	19	361	404	68	79
$ Change	3,161		9.2		49		(43)		(11)
% Change	211.4%		248.6%		257.9%		(10.6%)		(13.9%)

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	26,987	29,256	53.4	52.0	316	155	505	563	85	189
Custom lots	505	3,775	0.3	2.5	1	6	1,683	1,510	505	629
Commercial
Not-for-profit	348	—	10.0	—	—	—	35	—	—	—
Other	—	3,136	—	3.6	—	—	—	871	—	—
Total	27,840	36,167	63.7	58.1	317	161	437	622	87	205
$ Change	(8,327)		5.6		156		(185)		(118)
% Change	(23.0%)		9.6%		96.9%		(29.7%)		(57.6%)

The Woodlands
Residential
Single family - detached	1,386	7,052	2.3	12.2	9	43	603	578	154	164
Commercial
Not-for-profit	—	733	—	5.0	—	—	—	147	—	—
Other	—	1,321	—	0.9	—	—	—	1,468	—	—
Total	1,386	9,106	2.3	18.1	9	43	603	503	154	164
$ Change	(7,720)		(15.8)		(34)		100		(10)
% Change	(84.8%)		(87.3%)		(79.1%)		19.9%		(6.1%)

Total acreage sales closed in period	$33,882	$46,768	78.9	79.9	394	223

Net recognized (deferred) revenue
Bridgeland	$(156)	$—
Summerlin	23,671	(2,500)
Total net recognized (deferred) revenue (a)	23,515	(2,500)
Special Improvement District revenue	3,701	1,165
Total segment land sales revenue - GAAP basis	$61,098	$45,433

(a)	Represents additional revenues recognized currently on sales closed in prior periods where revenue was deferred, net of amounts deferred on sales closed in the current period.

Summary of MPC Land Sales Closed in the Six Months Ended June 30,

	Land Sales		Acres Sold		Number of Lots/Units		Price per acre			Price per lot
($ In thousands)	2016	2015	2016	2015	2016	2015	2016		2015	2016	2015
Bridgeland
Residential
Single family - detached	$8,870	$6,073	24.0	15.5	132	60	$370		$392	$67	$101
Total	8,870	6,073	24.0	15.5	132	60	370		392	67	101
$ Change	2,797		8.5		72		(22)			(34)
% Change	46.1%		54.8%		120.0%		(5.6%)			(33.7%)

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	66,987	46,030	170.2	81.2	868	233	394	(a)	567	77	198
Single family - detached	—	13,650	—	14.9	—	75	—		916	—	182
Custom lots	2,645	6,320	1.6	4.5	5	11	1,653		1,404	529	575
Commercial
Not-for-profit	348	—	10.0	—	—	—	35		—	—	—
Other	—	3,136	—	3.6	—	—	—		871	—	—
Total	69,980	69,136	181.8	104.2	873	319	385		663	80	207
$ Change	844		77.6		554		(278)			(127)
% Change	1.2%		74.5%		173.7%		(41.9%)			(61.4%)

The Woodlands
Residential
Single family - detached	3,850	13,859	6.4	22.0	26	80	602		630	148	173
Single family - attached	—	408	—	0.8	—	9	—		510	—	45
Commercial
Not-for-profit	—	733	—	5.0	—	—	—		147	—
Medical	10,405	—	4.3	—	—	—	2,420		—	—	—
Other	—	1,321	—	0.9	—	—	—		1,468	—	—
Total	14,255	16,321	10.7	28.7	26	89	1,332		569	148	160
$ Change	(2,066)		(18.0)		(63)		763			(12)
% Change	(12.7%)		(62.7%)		(70.8%)		134.1%			(7.5%)

Total acreage sales closed in period	$93,105	$91,530	216.5	148.4	1,031	468

Net recognized (deferred) revenue
Bridgeland	$(88)	$—
Summerlin	6,291	(2,107)
Total net recognized (deferred) revenue (b)	6,203	(2,107)
Special Improvement District revenue	3,732	4,091
Total segment land sales revenue - GAAP basis	$103,040	$93,514

(a)	Please see discussion in “Master Planned Communities Segment Highlights” section above.
Represents additional revenues recognized currently on sales closed in prior periods where revenue was deferred, net of amounts deferred on sales closed in the current period.
(b)

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year-over-year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2016	2015	Change	2016	2015	Change
Retail
Columbia Regional	$297	$204	$93	$601	$465	$136
Cottonwood Square	183	146	37	360	305	55
Creekside Village Green (a)	425	186	239	789	225	564
Downtown Summerlin (a)	4,028	2,450	1,578	8,241	4,194	4,047
Hughes Landing Retail (a)	864	328	536	1,523	387	1,136
1701 Lake Robbins	95	15	80	183	184	(1)
Landmark Mall (b)	(173)	(109)	(64)	(324)	(186)	(138)
Outlet Collection at Riverwalk (c)	1,120	1,966	(846)	2,232	3,119	(887)
Park West (d)	437	535	(98)	936	1,175	(239)
Ward Village (e)	7,296	6,700	596	11,891	13,015	(1,124)
20/25 Waterway Avenue	386	526	(140)	839	947	(108)
Waterway Garage Retail	145	184	(39)	297	354	(57)
Total Retail	15,103	13,131	1,972	27,568	24,184	3,384
Office
10-70 Columbia Corporate Center (f)	3,257	3,291	(34)	6,069	6,524	(455)
Columbia Office Properties (g)	87	65	22	(117)	80	(197)
One Hughes Landing	1,482	1,314	168	3,005	2,636	369
Two Hughes Landing (a)	1,359	648	711	2,658	851	1,807
1725 Hughes Landing Boulevard (h)	(550)	—	(550)	(1,148)	—	(1,148)
1735 Hughes Landing Boulevard (h)	48	—	48	(576)	—	(576)
2201 Lake Woodlands Drive	(34)	(34)	—	(70)	(86)	16
9303 New Trails	429	490	(61)	855	983	(128)
110 N. Wacker	1,526	1,529	(3)	3,051	3,058	(7)
ONE Summerlin (a)	553	(139)	692	838	(169)	1,007
3831 Technology Forest Drive	528	538	(10)	915	928	(13)
3 Waterway Square	1,662	1,697	(35)	3,393	3,171	222
4 Waterway Square	1,627	1,482	145	3,303	2,942	361
1400 Woodloch Forest	466	435	31	927	763	164
Total Office	12,440	11,316	1,124	23,103	21,681	1,422
Multi-family
85 South Street	124	108	16	250	215	35
Millennium Waterway Apartments (i)	709	993	(284)	1,623	2,045	(422)
One Lakes Edge (a)	738	(541)	1,279	1,656	(541)	2,197
Total Multi-family	1,571	560	1,011	3,529	1,719	1,810
Hospitality
Embassy Suites at Hughes Landing (h)	867	—	867	1,568	—	1,568
The Westin at The Woodlands (h)	1,066	—	1,066	610	—	610
The Woodlands Resort & Conference Center (j)	2,955	2,588	367	5,143	5,513	(370)
Total Hospitality	4,888	2,588	2,300	7,321	5,513	1,808
Total Retail, Office, Multi-family, and Hospitality	34,002	27,595	6,407	61,521	53,097	8,424

The Woodlands Ground leases	372	310	62	667	526	141
The Woodlands Parking Garages	(28)	(95)	67	(190)	(271)	81
Other Properties	896	955	(59)	1,845	1,873	(28)
Total Other	1,240	1,170	70	2,322	2,128	194
Operating Assets NOI - Consolidated and Owned	35,242	28,765	6,477	63,843	55,225	8,618

Redevelopments
South Street Seaport (k)	(7)	(387)	380	(810)	(401)	(409)

Dispositions
The Club at Carlton Woods (l)	—	(847)	847	—	(1,693)	1,693
Total Operating Assets NOI - Consolidated	35,235	27,531	7,704	63,033	53,131	9,902

Straight-line lease amortization (m)	4,079	1,028	3,051	7,199	2,224	4,975
Demolition costs (n)	(6)	(1,496)	1,490	(478)	(1,613)	1,135
Development-related marketing costs	(1,988)	(2,748)	760	(3,088)	(5,014)	1,926
Depreciation and Amortization	(22,613)	(22,887)	274	(43,814)	(41,649)	(2,165)
Write-off of lease intangibles and other	(117)	—	(117)	(117)	(154)	37
Other income, net	2,750	—	2,750	3,113	—	3,113
Equity in earnings from Real Estate Affiliates	899	160	739	2,826	1,044	1,782
Interest, net	(10,108)	(7,621)	(2,487)	(19,253)	(14,105)	(5,148)
Total Operating Assets REP EBT (o)	$8,131	$(6,033)	$14,164	$9,421	$(6,136)	$15,557

Operating Assets NOI and REP EBT

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2016	2015	Change	2016	2015	Change

Operating Assets NOI - Equity and Cost Method Investments
Grandview SHG, LLC (h)	$241	$—	$241	$309	$—	$309
Millennium Woodlands Phase II	846	111	735	1,620	7	1,613
Stewart Title Company	312	608	(296)	520	999	(479)
Summerlin Baseball Club	919	803	116	600	569	31
The Metropolitan Downtown Columbia (a)	1,620	139	1,481	2,933	(369)	3,302
Woodlands Sarofim # 1	367	338	29	792	729	63
Total NOI - equity investees	4,305	1,999	2,306	6,774	1,935	4,839

Adjustments to NOI (p)	(2,379)	(774)	(1,605)	(6,062)	(1,454)	(4,608)
Equity Method Investments REP EBT	1,926	1,225	701	712	481	231
Less: Joint Venture Partner's Share of REP EBT	(1,027)	(1,065)	38	(502)	(1,184)	682
Equity in earnings from Real Estate and Other Affiliates	899	160	739	210	(703)	913

Distributions from Summerlin Hospital Investment (q)	—	—	—	2,616	1,747	869
Segment equity in earnings from Real Estate and Other Affiliates	$899	$160	$739	$2,826	$1,044	$1,782

Company's Share of Equity Method Investments NOI
Grandview SHG, LLC	$84	$—	$84	$108	$—	$108
Millennium Woodlands Phase II	689	91	598	1,319	6	1,313
Stewart Title Company	156	304	(148)	260	500	(240)
Summerlin Baseball Club	460	402	58	300	285	15
The Metropolitan Downtown Columbia	810	69	741	1,467	(185)	1,652
Woodlands Sarofim # 1	73	68	5	158	146	12
Total NOI - equity investees	$2,272	$934	$1,338	$3,612	$752	$2,860

	Economic	As of June 30, 2016
(In thousands)	Ownership	Total Debt	Total Cash
Grandview SHG, LLC	35.00%	$18,590	$3,330
Millennium Woodlands Phase II	81.43%	37,700	1,128
Stewart Title Company	50.00%	—	296
Summerlin Baseball Club	50.00%	—	766
The Metropolitan Downtown Columbia	50.00%	63,214	2,085
Woodlands Sarofim # 1	20.00%	5,784	884

(a)	NOI increase for the quarter ended June 30, 2016 as compared to 2015 relates to continued increase in occupancy and/or stabilization of the property.
(b)	The NOI losses in 2016 and 2015 are due to a decline in occupancy as the property loses tenants in anticipation of its redevelopment.
(c)	The NOI decrease is due to higher than normal tenant recoveries in 2015.
(d)

NOI decrease for the six month period ended June 30, 2016 is due to decreased occupancy in 2016 related to the move out of a tenant in May 2015. The space has been released and the new tenant is expected to occupy the space in the third quarter 2016.

(e)

NOI decrease for the six months ended June 30, 2016 is primarily caused by an increase in the provision for doubtful accounts due to tenant’s bankruptcy filing. NOI increased for the three months ended June 30, 2016 due to a partial reversal of the provision as a result of the agreement to settle the lease which will result in a full recovery of the pre-petition receivables.

(f)	NOI decrease is due to decreased occupancy in 2016 related to a lease expiration and related vacancy of a tenant in May 2015.
(g)

NOI decrease for the six month period ended June 30, 2016 is due primarily to decreased occupancy related to water damage in 2015 and loss of tenants. We expect to acquire this property in October 2016. Amounts settled with insurers with respect to the water damage are being held in escrow pending the acquisition.

(h)	Please refer to Condensed Consolidated Financial Statements on Form 10-Q for further discussion.
(i)	NOI decrease is due to a decrease in rental rates to maintain occupancy during the leasing of our newly opened multi-family properties in The Woodlands.
(j)	NOI decrease for the six months ended June 30, 2016 is due to lower group business. NOI increase for the three months ended June 30, 2016 due to slightly higher occupancy.
(k)

NOI decrease for the six months ended June 30, 2016 is higher employment costs and professional expenses. NOI increase for the three months ended June 30, 2016 is due primarily to special event income.

(l)	The Club at Carlton Woods was sold in September 2015.
(m)	The increase is primarily due to new leases at Downtown Summerlin and 1725-1735 Hughes Landing Boulevard which were placed in service in the fourth quarter of 2015.
(n)	The decrease in demolition costs is due to completion of the interior demolition of the Fulton Market Building and demolition of Pier 17 at Seaport.
(o)	For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 16 - Segments in the condensed consolidated financial statements.
(p)	Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.
(q)	Distributions from the Summerlin Hospital are typically made one time per year in the first quarter.

 Commercial Properties NOI

(In millions, except square feet/number of units and %)	Square Feet/Number of Units		% Occupied	(a)	Three Months Ended June 30, 2016	Projected Annual Stabilized NOI	(b)	Debt Balance as of June 30, 2016	(c)

Commercial Properties - Stabilized

Retail
Cottonwood Square	77,080		95.7%		$0.2	$0.7		$—
1701 Lake Robbins	12,376		100.0		0.1	0.4		4.6
Landmark Mall (d)	440,325		32.0	(d)	(0.2)	(0.3)		—
Park West	249,363		79.5		0.4	1.8		—
Ward Village	1,133,141		90.2		7.3	25.6		238.7
20/25 Waterway Avenue	50,062		100.0		0.4	1.6		14.0
Waterway Garage Retail	21,513		85.4		0.1	0.8		—
Total Retail - Stabilized (d)	1,983,860		89.1	% (d)	$8.3	$30.6		$257.3

Office
10-70 Columbia Corporate Center	899,976		89.5%		$3.3	$12.4		$100.0
Columbia Office Properties (d)	220,471		37.7	(d)	0.1	0.5		—
One Hughes Landing	197,719		100.0		1.5	5.3		52.0
9303 New Trails	97,553		82.8		0.4	1.8		12.6
110 N. Wacker	226,000		100.0		1.5	6.1		24.6
3831 Technology Forest Drive	95,078		100.0		0.5	1.9		22.6
3 Waterway Square	232,021		100.0		1.7	6.3		52.0
4 Waterway Square	218,551		100.0		1.6	5.5		36.8
1400 Woodloch Forest	95,667		95.8		0.5	1.2		—
Total Office - Stabilized (d)	2,283,036		94.4	% (d)	$11.1	$41.0		$300.6

Multi-family
85 South Street	21		95.5		0.1	0.6		—
Millennium Waterway Apartments	393		85.0		0.7	4.5		55.6
Total Multi-family	414		85.5%		$0.8	$5.1		$55.6

Hospitality
Grandview SHG, LLC (d)	72		92.1		0.1	—		6.5
Total Hospitality - Stabilized	72		92.1%		$0.1	$—		$6.5

Other
Other Assets (e)	N/A		N/A		1.8	4.5		1.2
Total Other - Stabilized					$1.8	$4.5		$1.2

Total Commercial Properties - Stabilized					$22.1	$81.2		$621.2

Commercial Properties - Recently Developed And Not Yet Stabilized

Retail
Columbia Regional	88,556		77.4		0.3	2.2		22.2
Creekside Village Green	74,669		84.5		0.4	1.9		—
Downtown Summerlin	801,421		72.1		4.0	32.0		293.7
Hughes Landing Retail	126,131		90.8		0.9	3.5		32.5
One Lakes Edge Retail	23,280		61.6		—	—		—
Outlet Collection at Riverwalk	264,274		86.8		1.1	7.5		56.1
Total Retail - Not Stabilized	1,378,331		77.5%		$6.7	$47.1		$404.5

Office
Two Hughes Landing	197,714		93.8		1.4	5.1		48.0
One Summerlin	206,279		56.2		0.6	—	(f)	—
1725 and 1735 Hughes Landing Boulevard	649,237	(g)	74.1		(0.5)	14.0		104.0
Total Office - Not Stabilized	1,053,230		74.3%		$1.5	$19.1		$152.0

Multi-family
One Lakes Edge	390		59.0		0.7	7.5		69.6
The Metropolitan Downtown Columbia	380		92.1		0.8	3.5		31.6
Millennium Woodlands Phase II	314		79.0		0.7	3.8		30.7
Total Multi-family - Not Stabilized	1,084		76.4%		$2.2	$14.8		$131.9

Hospitality
Embassy Suites at Hughes Landing	205		74.4		0.9	4.5		28.8
The Westin at The Woodlands	302		46.7		1.1	10.5		49.8
The Woodlands Resort & Conference Center	406		48.1		3.0	16.5		85.0
Total Hospitality - Not Stabilized	913		53.5%		$5.0	$31.5		$163.6

Total Commercial Properties - Not Stabilized					$15.4	$112.5		$852.0

(In millions, except square feet/number of units and %)	Square Feet/Number of Units	% Occupied	(a)	Three Months Ended June 30, 2016		Projected Annual Stabilized NOI	(b)	Debt Balance as of June 30, 2016	(c)
Under Construction or Renovation

Retail
South Street Seaport	362,000	N/A			N/A	N/A	(h)	—
Lakeland Village Center	83,600	N/A			N/A	1.7		8.5
Total Retail - Under Construction	445,600	N/A	%	$	N/A	$1.7		$8.5

Office
One Merriweather	199,000	N/A			N/A	5.1		4.0
Three Hughes Landing	321,394	N/A			N/A	7.6		33.2
Total Office - Under Construction	520,394	N/A	%	$	N/A	$12.7		$37.2

Multi-family
Constellation	124	N/A			N/A	1.1		4.7
m.flats	437	N/A			N/A	4.0		—
Total Multi-family - Under Construction	561	N/A	%	$	N/A	$5.1		$4.7

Self Storage
HHC 242 Self Storage Facility	657	N/A			N/A	0.8		0.9
HHC 2978 Self Storage Facility	784	N/A			N/A	0.8		—
Total Self Storage - Under Construction	1,441	N/A	%	$	N/A	$1.6		$0.9

Total Commercial Properties - Under Construction				$	N/A	$21.1		$51.3

Total Commercial Properties

Retail
Stabilized	1,983,860	89.1	% (d)		$8.3	$30.6		$257.3
Not Stabilized	1,378,331	77.5			6.7	47.1		404.5
Under Construction	445,600	N/A			N/A	1.7		8.5
Total Retail	3,807,791	74.4%			$15.0	$79.4		$670.3

Office
Stabilized	2,283,036	94.4	% (d)		$11.1	$41.0		$300.6
Not Stabilized	1,053,230	74.3			1.5	19.1		152.0
Under Construction	520,394	N/A			N/A	12.7		37.2
Total Office	3,856,660	76.2%			$12.6	$72.8		$489.8

Multi-family
Stabilized	414	85.5%			$0.8	$5.1		$55.6
Not Stabilized	1,084	76.4			2.2	14.8		131.9
Under Construction	561	N/A			N/A	5.1		4.7
Total Multi-family	2,059	57.4%			$3.0	$25.0		$192.2

Hospitality
Stabilized	72	92.1%			$0.1	$—		$6.5
Not Stabilized	913	53.5			5.0	31.5		163.6
Under Construction	N/A	N/A			N/A	N/A		N/A
Total Hospitality	985	56.4%			$5.1	$31.5		$170.1

Self Storage and Other
Stabilized	N/A	N/A			$1.8	$4.5		$1.2
Under Construction	1,441	N/A			N/A	1.6		0.9
Total Self Storage and Other	1,441	N/A	%		$1.8	$6.1		$2.1

Total Commercial Properties					$37.5	$214.8		$1,524.5

Properties held in joint ventures					$2.3	$16.9		$74.7
Properties-Consolidated and Owned					35.2	197.9		1,449.8
Total Commercial Properties					$37.5	$214.8		$1,524.5

(a)	Percentage occupied is as of June 30, 2016 unless a more recent statistic is disclosed in the June 30, 2016 Form 10-Q filing or in this release.
(b)

For stabilized properties, Projected Annual Stabilized NOI generally represents the last twelve months of actual NOI generated by the property. For properties not stabilized or under construction, Projected Annual Stabilized NOI is shown based upon the most recent estimates disclosed in our periodic filings and/or earnings releases. We do not necessarily update these projections on a regular basis and such projections may vary based upon many factors, more fully described under “Forward Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission. There can be no assurance as to when or if these properties will achieve Projected Annual Stabilized NOI. Furthermore, there has been no reconciliation made to a GAAP Net Income projection as none is available.  Due to the uncertainty in timing of our development efforts of when properties will be placed in service, of when debt financing will be obtained, and the uncertainty of debt service costs, unreasonable effort would be required to produce a reconciliation.

(c)

Represents the outstanding balance of the mortgage debt directly attributable to the asset. The total debt balance excludes corporate and other debt not directly attributable to, or secured by, the properties. For investments in real estate and other affiliates, the debt amount represents our share based on our percentage ownership.

(d)

Property is a redevelopment opportunity but is being operated to maximize cash flow “as is” until such time as we begin active redevelopment. Landmark Mall and Columbia Office Properties have been excluded from the % occupied for Total Retail – Stabilized and Total Office – Stabilized.

(e)

Amount includes Other Operating Assets and our share of our Equity Method Investments NOI. The Grandview SHG, LLC, The Metropolitan Downtown Columbia Project, and Millennium Woodlands Phase II investments are disclosed separately within this schedule.

(f)	One Summerlin projected annual stabilized NOI is included as part of Downtown Summerlin projected annual stabilized NOI.
(g)

ExxonMobil has leased the entire 1735 Hughes Landing Boulevard building and 160,000 square feet of the 1725 Hughes Landing Boulevard building. We are seeking tenants for the remaining 171,067 square feet of the 1725 Hughes Landing Boulevard building.

(h)	Amount not disclosed.